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                      PROMISSORY NOTE AND COLLATERAL ASSIGNMENT


$25,000.00                                                             , 1997


    FOR VALUE RECEIVED, the undersigned, Odyssey Pictures Corporation, a Nevada corporation having a principal place of business at 1875 Century Park East, Los Angeles California 90067 (the "Corporation"), hereby promises to pay to the
order of      ("Payee"), ON DEMAND, at the offices of the Corporation or at such other place as the holder hereof shall designate in writing to the Corporation, the principal sum of $25,000, together with interest thereon from the date hereof at the rate of 9.25% per annum.

    The Corporation and Payee acknowledge that this Note is one of four Notes issued by the Corporation in connection with aggregate loans made to the Corporation in the amount of $125,000. As further security for the payment of this Note, the Corporation hereby assigns to Payee a 20% interest in the Corporation's current receivable due from Kinnevik Media Properties, Ltd. in the aggregate amount of $300,000, including any and all proceeds derived by the Corporation from the payment, collection and or/discounting of said receivable.




                                Odyssey Pictures Corporation




                             By:
                                ------------------------------
                                  Stephen R. Greenwald, CEO